Exhibit 2.1

Executive Version

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

This Amendment No.1, dated as of February 7, 2018 (this “Amendment”) to the Agreement and Plan of Merger and Reorganization (the “Original Agreement”), dated as of October 27, 2017, by and among Aviragen Therapeutics, Inc. (“Parent”), Agora Merger Sub, Inc. (“Merger Sub”) and Vaxart, Inc. (the “Company”) is entered into by and between Parent, Merger Sub and the Company. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and Vaxart desire to amend the Original Agreement as hereinafter provided;

WHEREAS, Section 10.2 of the Original Agreement provides that the Original Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders;

WHEREAS, Section 10.2 of the Original Agreement further provides that the Original Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent;

WHEREAS, prior to the date hereof, the Company delivered to Parent a copy of the Company Stockholder Written Consent evidencing satisfaction of the Required Company Stockholder Vote (as defined in the Original Agreement);

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendment to Original Agreement.

a.     Effective as of the date of this Amendment, the definition of “Parent Valuation” in Exhibit A to the Original Agreement shall be deleted in its entirety and replaced with:

“Parent Valuation” means $86,470,600.

b.     Effective as of the date of this Amendment, Section 2.4 of the Original Agreement shall be deleted in its entirety and replaced with the following:

2.4.     Vote Required. The affirmative vote (or written consent) of (a) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock each outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a single class, (b) the holders of a majority of the shares of Company Common Stock each outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a separate class, and (c) the holders of a majority of the shares of Company’s Series B Preferred Stock and Series C Preferred Stock outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a separate class, is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and the Amendment and approve the Contemplated Transactions (such consents, collectively, the “Required Company Stockholder Vote”).

Section 3. Required Company Stockholder Vote. As an inducement to Parent’s willingness to enter into this Amendment, the Company hereby agrees to deliver to Parent by 11:59 p.m. eastern standard time on February 8, 2018 evidence of satisfaction of the Required Company Stockholder Vote.

Section 4. Representation of Parent and Merger Sub. Parent represents and warrants to the Company that the Board of Directors of each of Parent and Merger Sub have voted to adopt and approve this Amendment.

Section 5. Representation of Company. The Company represents and warrants to Parent that the Board of Directors of the Company has voted to adopt and approve this Amendment.

Section 6. Continuing Effect of Original Agreement. This Amendment shall only serve to amend and modify the Original Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Original Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Original Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Original Agreement, shall mean and be a reference to the Original Agreement, as amended by this Amendment; provided that references to “the date of this Agreement,” “the date hereof,” and other similar references in the Original Agreement shall continue to refer to the date of the Original Agreement and not to the date of this Amendment.

Section 7. Miscellaneous Provisions. This Amendment shall be subject to the general provisions contained in Section of the Original Agreement, which are incorporated by reference herein, in each case, mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement and Plan of Merger and Reorganization as of the date first written above.

AVIRAGEN THERAPEUTICS, INC.

By:     /s/ Joseph M. Patti

Name: Joseph M. Patti

Title:   President and Chief Executive Officer

AGORA MERGER SUB, INC.

By:     /s/ Joseph M. Patti

Name: Joseph M. Patti

Title:   President and Chief Executive Officer

VAXART, INC.

By:     /s/ Wouter Latour

Name: Wouter Latour

Title: Chief Executive Officer